Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-157535) pertaining to the Leggett & Platt, Incorporated Stock Bonus Plan of our report dated June 22, 2010, on our audits of the financial statements and financial statement schedule of the Leggett & Platt, Incorporated Stock Bonus Plan as of and for the years ended December 31, 2009 and 2008, which report is included in this Annual Report (Form 11-K).

/s/ BKD, LLP

Joplin, Missouri

June 22, 2010